SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 27, 2006

VCampus Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-21421	54-1290319
(Commission File Number)	(IRS Employer ID Number)

1850 Centennial Park Drive, Suite 200, Reston, Virginia  20191

(Address of principal executive offices)              (Zip Code)

Registrant’s telephone number, including area code (703) 893-7800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard.

VCampus Corporation (“VCampus”) issued a press release today announcing it has received a Nasdaq Staff Determination letter confirming that VCampus has failed to regain compliance with the minimum closing bid price per share requirement for continued listing on the Nasdaq Capital Market during the 180-day grace period provided to VCampus in October 2005. VCampus plans to file an appeal of the Staff Determination and plans to request a hearing before the Nasdaq Listing Qualifications Panel to review the Staff Determination, which action will automatically stay the delisting proceedings pending resolution of the appeal. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01 Other Events.

VCampus moved another step closer today to completing its pending acquisition of Prosoft Learning Corporation. At a hearing conducted yesterday, the Bankruptcy Court issued an order approving the Disclosure Statement that Prosoft will use to notify and solicit approval from creditors, shareholders and other interested parties regarding the terms of the proposed reorganization plan. Prosoft is scheduled to begin mailing solicitation packages on or about May 2, 2006 in preparation for a final confirmation hearing to approve the reorganization on May 31, 2006. The pending reorganization remains subject to significant conditions to closing, including approval by the Bankruptcy Court generally, solicitation and approval by creditors, confirmation by the Bankruptcy Court of the formal reorganization plan and satisfaction or waiver of other customary conditions prior to or at closing.

As previously announced, on April 11, 2006, VCampus entered into an Acquisition and Reorganization Agreement between VCampus, Prosoft and a subsidiary of Prosoft, pursuant to which VCampus will acquire 100 percent of the equity ownership of Prosoft. Pursuant to the reorganization agreement, on or about April 12, 2006 Prosoft and its subsidiary filed a voluntary petition for reorganization under Chapter 11 of Title 11 of the United States Code, and submitted a proposed Chapter 11 Plan of Reorganization.

Under the terms of the reorganization agreement, VCampus has agreed to pay an aggregate purchase price of $2.3 million in exchange for 100% of the newly issued common stock of the reorganized Prosoft. The reorganization agreement entitles VCampus to a $200,000 reduction to the cash portion of the purchase price in exchange for its consent to the licensing of certain rights by Prosoft to one of its distribution partners in Japan. In addition, to the extent that the amount of current liabilities that VCampus agrees to assume at closing exceeds the value of the current assets it takes at closing, there would be a further adjustment downward to the purchase price, on a dollar-for-dollar basis, to compensate for any such working capital deficiency. Based on VCampus’ due diligence review of Prosoft’s most recently released financial statements, VCampus believes that the amount of current liabilities it will assume at closing will likely exceed the amount of current assets it will take at closing, thereby reducing the purchase price.

Because VCampus would need to devote up to approximately $2 million in cash to acquire Prosoft upon closing of the reorganization, and because of the uncertainties associated with its efforts to generate positive cash flow from the combined companies in the near term, VCampus intends to secure additional capital to fund operations throughout the remainder of 2006. If cash flows of the combined companies do not meet management expectations and if VCampus is unable to secure adequate funding for operations to offset such deficiency and replenish the cash utilized to acquire Prosoft, then VCampus’ operations would be materially adversely affected. VCampus continues to believe it has available cash on hand and sources for additional debt and equity capital in amounts necessary to meet its cash needs throughout 2006. However, additional capital, if needed and available, may not have terms favorable to VCampus or its current stockholders.

Item 9.01  Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release issued on April 28, 2006 announcing receipt and appeal of Nasdaq Staff Determination

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

VCAMPUS CORPORATION

Date: April 28, 2006

/s/ Christopher L. Nelson
Christopher L. Nelson
Chief Financial Officer